UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2007 (November 28, 2007)

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer
or organization)		Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                             Completion of Acquisition or Disposition of Assets.

Effective November 28, 2007, Behringer Harvard Opportunity REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”) acquired an 80% indirect ownership interest in HPFM (Becket House) Limited (“HPFM Becket House”) through Behringer Harvard Becket House, LLC, a Delaware limited liability company that is a wholly owned subsidiary of Behringer Harvard Opportunity OP I, LP, our operating partnership. Purchase of the shares in HPFM Becket House was sourced through Hunter Property Fund Management Limited (“HPFM”), which formed HPFM Becket House as a limited company organized under the laws of Guernsey. HPFM Becket House owns a leasehold interest consisting of six floors, or approximately 46,200 rentable square feet, of the Becket House, located within the financial district of London, England at 81-90 Cheapside Street. Becket House is a post-war office building consisting primarily of a basement, ground floor, and eight additional floors. The aggregate purchase price for our 80% ownership interest, consisting of 7,200 shares in HPFM Becket House, was £6.1 million, or approximately US$12.6 million, exclusive of closing and other acquisition costs, and was paid from proceeds of our offering of common stock to the public. An additional ₤1.1 million, or approximately ₤150 per share, may be funded as additional capital at a later date and is contingent upon future shareholder decisions regarding the strategic utilization of the Becket House leasehold interest. The remaining 20% interest is owned by non-affiliates, including HPFM.

HPFM Becket House has outstanding a £12.7 million, or approximately US$26.2 million, senior loan facility with The Royal Bank of Scotland PLC that was used to finance the costs of acquisition of the Becket House leasehold interest. For a description of this loan, see Item 2.03 below.

The aggregate purchase price for the transaction was determined through negotiations between HPFM and Behringer Harvard Opportunity Advisors I, LLC, our advisor, and its affiliates. Neither we nor our advisor is affiliated with HPFM. In evaluating the shares of HPFM Becket House as a potential acquisition and determining whether the amount of consideration to be paid was appropriate, a variety of factors were considered, including overall analysis of market rental rates, expected capital expenditures, costs of physical maintenance, location, environmental issues, and demographics. Our advisor believes that Becket House is well located, has acceptable roadway access, attracts high quality tenants, is well maintained, adequately insured, and has been professionally managed.

The Board of Directors of HPFM Becket House, from time to time, may declare dividends to be paid pro rata from the profits of HPFM Becket House.

HPFM has the right to manage, operate, lease, and promote the Becket House leasehold under a separate agreement between HPFM and HPFM Becket House (“HPFM Becket House Management Agreement”). As compensation under the HPFM Becket House Management Agreement, HPFM will receive a quarterly management fee equal to 0.5% of the value of the Becket House leasehold interest. In addition, upon sale or disposition of the Becket House leasehold interest by HPFM Becket House, HPFM is to receive a performance fee based on a percentage of the return on sale or disposition, as described in the HPFM Becket House Management Agreement.

The Becket House leasehold interest is 100% leased to three tenants. J. Henry Schroder Wagg & Co. Limited (now, Citigroup Global Markets Europe Limited), a financial services provider, leases floors 3, 4, 7, and 8 for an annual base rent of approximately £0.7 million under a lease that expires in December 2009. There are no automatic renewal options.

The Articles of Association of HPFM (Becket House) Limited and the HPFM Becket House Management Agreement have been filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated into this Item 2.01 disclosure by reference.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

HPFM Becket House has outstanding borrowings of £12.7 million pursuant to a loan agreement with The Royal Bank of Scotland PLC, as lender (“Becket House RBS Loan Agreement”). The interest rate under the loan is The Royal Bank of Scotland PLC’s base lending rate plus 1.25% per annum. Quarterly payments of interest only are required with any remaining balance payable at the maturity date, January 31, 2009. Prepayment in whole or any part in multiples of £100,000 is permitted provided that prior written notice of not less than five business days is given to the lender. The loan is secured by the Becket House leasehold interest.

The Becket House RBS Loan Agreement has been filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated into this Item 2.03 disclosure by reference.

Item 9.01                                             Financial Statements and Exhibits.

(a)          Financial Statements of Businesses Acquired.

Because it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that the required financial statements will be filed on or before February 13, 2008, by amendment to this Form 8-K, which date is within the period allowed to file such an amendment.

(b)   Pro Forma Financial Information.

See Paragraph (a) above.

(d)          Exhibits.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: December 3, 2007	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

EXHIBIT INDEX

10.1	Articles of Association of HPFM (Becket House) Limited

10.2	Asset Management Agreement by and between HPFM (Becket House) Limited and Hunter Property Fund Management Limited

10.3	Senior Term Loan Facility Agreement among HPFM (Becket House) Limited, as borrower, and The Royal Bank of Scotland PLC, as lender